Exhibit 99.1
Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Atkins + Associates 858-527-3494, plord@irpr.com
InterMune Sharpens Focus on Key Development Programs and Significantly Strengthens
Financial Position
— Divests Infergen® for up to $135.5 Million in Cash —
— Retains Full Ownership of HCV Protease Inhibitor Program —
— Reduces Annual Operating Expenses by Approximately $50 Million —
— Will Host a Conference Call Tomorrow Morning at 8:00 AM EST —
BRISBANE, Calif., November 28, 2005 — InterMune, Inc. (Nasdaq: ITMN) today announced that it has refocused its corporate strategy to direct resources on three key development programs – Actimmune® for idiopathic pulmonary fibrosis (IPF), pirfenidone for IPF, and the hepatitis C virus (HCV) protease inhibitor. This new focus will better enable InterMune to deliver the maximum potential value from these three pipeline programs. Consistent with this refocused strategy, the Company is implementing three strategic changes to its current operations.
-	On November 28, InterMune signed a definitive agreement with Valeant Pharmaceuticals International (Valeant) to sell its United States and Canadian rights to Infergen® (interferon alfacon-1) in a cash transaction valued at up to approximately $135.5 million in cash.

-	InterMune has made the strategic decision to continue to advance its HCV protease inhibitor program, at least through Phase Ib development, without a development partner.

-	InterMune intends to reduce its annual operating expenses by approximately $50 million as a result of: 1) divesting Infergen® and thereby eliminating associated expenses, 2) significantly decreasing investment in field-based IPF disease awareness activities and 3) reducing overall headcount by approximately 160 full time equivalents (FTEs).

InterMune will continue to support the supply and reimbursement of Actimmune® (interferon gamma-1b) for its labeled indications, chronic granulomatous disease (CGD) and severe, malignant osteopetrosis, and expects that given the lack of approved treatments, revenue from physician prescriptions of Actimmune® for the treatment of IPF will continue to be significant.
“Collectively, these actions position InterMune to be able to deliver maximum value to shareholders through our key development programs,” said Dan Welch, President & CEO of InterMune. “With the substantial cash infusion from the sale of Infergen®, significantly reduced operating expenses, and continued revenues from Actimmune®, we intend to fully fund and advance our core development programs without the near-term need to raise additional capital or partner these important programs. Our key development programs include the ongoing Phase III INSPIRE trial for Actimmune® in IPF, for which final data is expected in early 2008, the Phase III program for pirfenidone in IPF, for which data is expected in early 2009, and the lead compound from our preclinical HCV protease inhibitor program, for which we plan to file an IND in 2006. In addition, our Phase III GRACES trial evaluating Actimmune® plus standard of care in the treatment of ovarian cancer is continuing, with the outcome of an interim analysis expected to be communicated in the first quarter of 2006.”
Divestiture of Infergen® for up to Approximately $135.5 Million in Cash
InterMune announced a definitive agreement to sell its rights to Infergen®, approved for the treatment of chronic HCV infections, to Valeant for an upfront cash payment of $113.5 million, a fixed cash payment of 2 million Euros to be paid in 2007, and subsequent development milestone cash payments, expected to be paid in 2007 and 2009, that could total up to $20 million. In addition, Valeant will acquire approximately $6.5 million in inventory. The transaction is anticipated to close by year-end 2005, following the expiration or early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended. “Although Infergen® has generated strong revenue growth over the past two years, divesting this product will allow us to monetize this asset and provide the needed capital to maintain control of and aggressively develop the strategic assets in our portfolio,” said Mr. Welch.

Company to Retain Worldwide Ownership of HCV Protease Inhibitor through Phase Ib
After thoroughly evaluating several opportunities to partner its HCV protease inhibitor program, InterMune has decided to advance this program through at least Phase Ib development without a partner. The decision to do so was based on the potential for clinical data to dramatically raise the value of this program and the increased ability of the Company to finance the Phase I program as a result of the other decisions announced today. To date, the Company has presented preclinical data demonstrating high potency, favorable pharmacokinetics, including uptake into the liver, and encouraging tolerability for its two lead oral HCV protease inhibitor compounds. The Company has selected a lead compound and is currently advancing this compound through toxicology and other IND-enabling activities to meet its goal of filing an IND in 2006.
Approximate $50 Million Reduction in Annual Operating Expense
As a result of divesting Infergen®, significantly reducing field-based IPF educational activities and lowering overall headcount, the Company expects to eliminate approximately $50 million in annual operating expenses. InterMune plans to rebuild its commercial presence in the future when Phase III data from the R&D pipeline warrant that investment.
Resulting Financial Profile
With the divestiture of Infergen® and the substantial decrease in operating expenses, the financial profile of InterMune is significantly strengthened. After taking a restructuring charge associated with these operational changes, expected in the range of $6-10 million, InterMune will finish 2005 with more than $200 million in cash. Therefore, the Company expects to fund its future business without the need for additional new capital in the near term.
To facilitate financial modeling efforts of the investment community, InterMune provided pro forma 2005 financial guidance for the operational changes announced today as if they had occurred at the beginning of 2005. Pro forma 2005 total revenue would have been between $100-110 million and cost of goods sold, as a percentage of total revenue, would have been between 21-23%. Pro forma 2005 R&D would have been in a range of $70-80 million and pro forma SG&A guidance would have been in a range of $30-40 million.

Conference Call and Webcast
To provide more detail on the operational changes announced today, the Company will host a webcast conference call, which will include a slide show presentation, tomorrow at 8:00 a.m. EST. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required to view the slides or hear the call.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 2623273. The webcast will remain available on the Company’s website for thirty days.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a broad and deep product portfolio addressing IPF and HCV infections. The pulmonology portfolio includes Actimmune®, pirfenidone and research programs. Actimmune® is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF, and pirfenidone is also being developed for the treatment of IPF in a Phase III program expected to initiate in the first half of 2006. The hepatology portfolio includes the early stage HCV protease inhibitor program and several small molecule programs in research. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Caution regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release. These statements include those related to payment of cash developmental milestones and the receipt of clearance under the Hart-Scott-Rodino Antitrust Improvement Act in connection with the sale of rights to Infergen®, the timing of the closing of the sale of rights to Infergen®, the advancement of the HCV protease inhibitor program without a collaborative partner, reduction of annual operating expenses, the need to raise additional capital, the announcement of anticipated clinical trial data, and updated 2005 financial guidance.

Actual events or results may differ from InterMune’s expectations and judgments. For example, there can be no assurance that any development milestones will be paid by Valeant in connection with its continued development of Infergen®, that the closing of the sale of rights to Infergen® will take place in December 2005, that InterMune will be able to successfully advance its HCV protease inhibitor program, either alone or with a collaborative partner, that the company will be successful in eliminating the anticipated annual operating expenses or rebuild a commercial presence when warranted, or that actual results will be consistent with those provided in the updated financial guidance. In addition, the company’s financial results and stock price may suffer as a result of this announced change in strategic direction.
Additional information concerning these and other risk factors affecting InterMune’s business can be found in prior press releases as well as in InterMune’s public periodic filings with the Securities and Exchange Commission, available via InterMune’s web site at www.intermune.com. InterMune disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
Infergen® and Actimmune® are registered trademarks of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
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